Exhibit 99.1
May 13, 2008
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report for the period ended March 31, 2008
ReSearch Pharmaceutical Services, Inc.(“RPS” or the “Company”), a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry, is pleased to announce its unaudited first quarter results for the three month period ended March 31, 2008. These statements include unaudited comparative results for RPS which merged with Cross Shore Acquisition Corporation (“Cross Shore”) on August 30, 2007.
In addition, RPS announces that it has today filed a Form 10-Q in the U.S., as required by the Securities and Exchange Commission (“SEC”). A copy of the Form 10-Q is available on our website (www.rpsweb.com)
Financial highlights for the three months to 31 March 2008
•	Net revenues for the first quarter of 2008 of $38.0 million grew $12.0 million or 46.1% as compared to the same period in 2007

•	EBITDA for the first quarter of 2008 of $2.6 million grew $1.0 million or 63% as compared to the same period in 2007. As a percentage of net revenues, EBITDA grew from 6.2% for the three months ended March 31, 2007 to 6.9% during the three months ended March 31, 2008

•	Net income before provision for income taxes for the first quarter of 2008 of $2.3 million compared with net loss before benefit for income taxes of $2.5 million for the same period in 2007

•	As at March 31, 2008 the Company had approximately $6.2 million in cash plus $15 million of unused bank line availability
A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure are located at the end of this press release.
Operational highlights for the three months ended 31 March 2008
The first quarter of 2008 results demonstrate the continuing growth of the Company reflecting the addition of new business wins as well as growth within existing client contracts.
For further information please contact:

ReSearch Pharmaceutical Services, Inc.	+1 215 540 0700
Dan Perlman, Chief Executive Officer
Steven Bell, Chief Financial Officer

Nominated Adviser and UK Broker:	+44 20 7012 2100
Arbuthnot Securities Limited
James Steel / Richard Tulloch

May 13, 2008
ReSearch Pharmaceutical Services, Inc.
Unaudited Quarterly Report to September 30, 2007
Background on RPS
ReSearch Pharmaceutical Services, Inc. (“RPS” or the “Company”) was incorporated in Delaware on January 30, 2006 as Cross Shore Acquisition Corporation (“Cross Shore”), a blank check company formed to serve as a vehicle for the acquisition of a then unidentified operating business engaged in the delivery of business services to consumers and companies in the United States. On April 24, 2006 Cross Shore consummated its initial public offering on the Alternative Investment Market (“AIM”) of the London Stock Exchange, and on April 26, 2007, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ReSearch Pharmaceutical Services, Inc. (“Old RPS”). Upon the completion of the merger with Old RPS on August 30, 2007, Cross Shore changed its name to ReSearch Pharmaceutical Services, Inc. Prior to the merger with Old RPS, Cross Shore had no operating business other than searching for an acquisition target.
Headquartered in Ft. Washington, Pennsylvania, with subsidiary offices across Latin and South America, RPS is a leading provider of integrated clinical development outsourcing solutions to the bio-pharmaceutical industry. RPS provides services in connection with the design, initiation and management of clinical trials programs that are required to obtain regulatory approval to market bio-pharmaceutical products. RPS introduced the Pharmaceutical Resource Organization (“PRO”) model to address the challenges facing the drug development industry, which continues to grow rapidly but is facing increasing pressures to control costs and improve effectiveness. The PRO model combines the expertise of a clinical research organization (“CRO”) with the capabilities of the industry’s largest sourcing engine enabling RPS to provide a unique service offering that addresses the challenges and meets the needs of the expanding, global clinical drug development market.
Operating review of the three months ended 31 March 2008 compared to three months ended 31 March 2007
–	Revenues: Service revenues increased 46.1% to $38.0 million for the three months ended March 31, 2008 from $26.0 million for the three months ended March 31, 2007 as the Company generated additional business from existing and new customers. The majority of the increase is related to the continued build from existing contracts with several pharmaceutical companies in our Clinical Master Service Provider (“CMSP”) programs. CMSP revenue for the three months ended March 31, 2008 grew 85.3% over the comparable prior period, and accounted for 61.4% of our total service revenue for the three months ended March 31, 2008.

Reimbursement revenues and offsetting reimbursable out—of—pocket costs fluctuate from period to period due primarily to the level of pass—through expenses in a particular period. Reimbursement revenues and reimbursable out—of—pocket costs increased 8.5% to $3.8 million during the three months ended March 31, 2008 from $3.5 million during the three months ended March 31, 2007. The increase is due primarily to an increase in the number of staff incurred expenses on client programs.

–	Direct Costs: Direct costs increased 49.7% to $28.3 million or 74.4% of service revenues for the three months ended March 31, 2008 as compared to $18.9 million or 72.6% of service revenues for the three months ended March 31, 2007. The increase in direct costs is directly correlated with the

May 13, 2008
increase in revenues as described above. The primary costs included in direct costs are operational staff payroll and related taxes and benefits.

–	Selling, general and administrative expenses: Selling, general and administrative expenses (“SG&A”) increased 29.1% to $7.1 million for the three months ended March 31, 2008 from $5.5 million for the three months ended March 31, 2007 to support the increase in revenues. The primary reason for the increase in SG&A costs was an increase in the number of corporate personnel, which resulted in increases in employee—related costs such as new salaries, as well as increases in salaries for existing employees, bonuses, commissions, health benefits and payroll taxes to $4.3 million for the three months ended March 31, 2008 as compared to $3.6 million for the three months ended March 31, 2007. Although the total increased during the periods, as a percentage of service revenues, SG&A expenses decreased to 18.7% for the three months ended March 31, 2008 as compared to 21.2% for the three months ended March 31, 2007. The decrease is attributable to the Company’s ability to leverage fixed infrastructure costs and contain semi—variable overhead costs at a slower rate of growth than revenues.

–	Depreciation and amortization expense: Depreciation and amortization expense increased 103.0% to $0.4 million for the three months ended March 31, 2008 as compared to $0.2 million for the three months ended March 31, 2007 due primarily to an increase in the depreciable asset base.

–	Income from operations: Income from operations increased to $2.2 million for the three months ended March 31, 2008 as compared to income from operations of $1.4 million for the three months ended March 31, 2007. The increase is attributable to growth in revenues in excess of the corresponding growth in direct costs and SG&A costs as described above.

–	Interest income and expense: Interest income increased to $91,000 during the three months ended March 31, 2008 due to the level of investable cash on hand subsequent to the Company’s August 30, 2007 merger with Cross Shore. Interest expense decreased to $51,000 for the three months ended March 31, 2008 from $3.9 million during the three months ended March 31, 2007. The decrease is due to the payoff of the outstanding balance on the Company’s line of credit and the outstanding notes payable subsequent to the merger with Cross Shore on August 30, 2007. Interest expense from the three months ended March 31, 2007 includes a $3.6 million non-cash charge to mark the Company’s put warrant liability to market during the period. The put warrants were exchanged for shares of Cross Shore common stock in connection with the Cross Shore merger on August 30, 2007.

–	Provision for income taxes: The provision for income taxes for the three months ended March 31, 2008 increased to $1.0 million versus a benefit of $5.7 million for the three months ended March 31, 2007. The Company’s effective tax rate for the three months ended March 31, 2007 was significant as the interest charge related to the put warrant liability is non-deductible for income tax purposes. Accordingly, the income tax benefit recorded in the three months ended March 31, 2007 is reflective of that rate. The provision for income taxes recorded during the three months ended March 31, 2008 is reflective of the Company’s recurring effective tax rate.

–	Net income (loss): As a result of the factors discussed above, net income for the three months ended March 31, 2008 decreased to $1.3 million or $0.04 per share, basic and diluted, from net income for the three months ended March 31, 2007 of $3.2 million or $0.57 per basic share and $0.19 per diluted share.

May 13, 2008
Balance Sheet and Cash Flow
The Company maintains a working capital line of credit with a bank, with a maximum potential borrowing capacity of $15.0 million. At March 31, 2008, there were no outstanding borrowings under this facility. Interest on outstanding borrowings under this facility is at the Federal Funds open rate, plus 1/2% (5.25% at March 31, 2008). The credit facility contains various financial and other covenants, including a prohibition on paying dividends or distributions (other than dividends or distributions payable in our stock). At March 31, 2008, the Company was in compliance with these covenants. The facility is secured by all of the assets of the Company. At March 31, 2008, the Company had available cash and cash equivalent balances of $6.2 million and working capital of $32.1 million, which the Company believes will provide sufficient liquidity for the next twelve months.
During the three months ended March 31, 2008, the Company’s operating activities used cash of $3.8 million, a decrease of $4.6 million from the corresponding amount for the three months ended March 31, 2007. The operating activities use of cash during the three month period can be attributed to an increase in accounts receivable, net of allowance for doubtful accounts of $5.5 million, or 17.2%, to $37.6 million at March 31, 2008 from $32.1 million at December 31, 2007 primarily related to the increase in revenues during the period as well as the timing of cash collections. In addition, during the three months ended March 31, 2008, the Company used cash in other operating assets and liabilities of $0.9 million consisting primarily of $0.1 million in prepaid expenses and other assets, $0.4 million in other assets and $0.4 million in accounts payable.
These uses of cash were offset by net income for the three months ended March 31, 2008 of $1.3 million along with favorable changes in other operating assets and liabilities of $0.9 million consisting of $0.5 million in customer deposits, $0.4 million in deferred revenue and $0.1 million in accrued expenses.
Cash used in investing activities for the three months ended March 31, 2008 totaled $0.7 million, consisting primarily of the increase in restricted cash of $0.5 million and the purchase of property and equipment totaling $0.3 million.
Cash used in financing activities for the three months ended March 31, 2008 totaled $0.3 million, consisting primarily of principal payments on capital lease obligations.
SEC Filings
RPS has today filed with the United States Securities and Exchange Commission a quarterly report on Form 10-Q, which details the Company’s business operations along with detailed financials statements.
Further details relating to RPS, its operations and its accounting and operating policies, are set out in the Form 10-Q, copies of which can be obtained from the Company’s website at www.rpsweb.com.
Supplemental non-GAAP financial information
EBITDA is defined as net income (loss) before interest expense, income taxes and depreciation and amortization. The Company believes that net income is the most directly comparable GAAP measurement to EBITDA. EBITDA is presented because the Company believes it is useful to investors as a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness and because such disclosure provides investors with additional criteria used by the Company to evaluate

May 13, 2008
our operating performance and the performance bonuses of certain of our employees. EBITDA is not defined under GAAP, should not be considered in isolation or as a substitute for a measure of our liquidity or performance prepared in accordance with GAAP and is not indicative of income from operations as determined under GAAP. EBITDA and other non-GAAP financial measures have limitations which should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA does not include interest expense, income tax expense or depreciation and amortization expense, which may be necessary in evaluating the Company’s operating results and liquidity requirements or those of businesses we may acquire. The Company’s management compensates for these limitations by using EBITDA as a supplement to GAAP results to provide a more comprehensive understanding of the factors and trends affecting our business or any business we may acquire. Our computation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures provided by other companies, because not all companies calculate this measure in the same fashion.
The following table and related notes reconciles net income to EBITDA:

	(in thousands)
	Three months ended
	March 31,
	2008	2007
Reconciliation of net income to EBITDA:
Net income	$1,323	$3,230
Provision for income taxes	963	(5,734)
Interest (income) expense, net	(40)	3,931
Depreciation and amortization	365	180

EBITDA	$2,611	$1,607
Daniel M. Perlman, Chairman and CEO
13 May, 2008

May 13, 2008
Financial Data
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2008	2007
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$6,172,780	$11,060,255
Restricted cash	1,776,384	1,321,877
Accounts receivable, less allowance for doubtful accounts of $594,000 at March 31, 2008 and $547,000 at December 31, 2007 respectively.	37,645,378	32,117,662
Prepaid expenses and other current assets	1,773,284	1,671,674

Total current assets	$47,367,826	$46,171,468
Intangible assets, net	275,536	275,536
Property and equipment, net	4,070,766	3,343,371
Other assets	609,587	253,471
Deferred tax asset	375,173	375,173

Total assets	$52,698,887	$50,419,019

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,001,737	$1,442,881
Accrued expenses	6,440,545	6,489,902
Customer deposits	1,776,384	1,321,877
Deferred revenue	5,383,009	5,026,042
Current portion of capital lease obligations	663,687	536,106

Total current liabilities	$15,265,361	$14,816,808
Customer deposits	4,500,000	4,500,000
Other liabilities	281,701	258,860
Capital lease obligations, less current portion	831,938	414,002

Total liabilities	$20,879,001	$19,989,670
Stockholders’ equity:
Common stock, $.0001 par value:		3,220
Authorized shares — 150,000,000 at March 31, 2008 and December 31, 2007, respectively, issued and outstanding shares — 32,542,388 and 32,199,223 at March 31, 2008 and December 31, 2007, respectively.	3,254
Additional paid-in capital	36,190,975	36,078,600
Accumulated other comprehensive income	5,384	50,305
Accumulated deficit	(4,379,727)	(5,702,776)

Total stockholders’ equity	$31,819,886	$30,429,349

Total liabilities and stockholders’ equity	$52,698,887	$50,419,019

May 13, 2008
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2008	2007
	(unaudited)
Service revenue	$38,047,853	$26,042,221
Reimbursement revenue	3,794,541	3,498,340

Total revenue	41,842,394	29,540,561
Direct costs	28,316,024	18,918,286
Reimbursable out-of-pocket costs	3,794,541	3,498,340
Selling, general, and administrative expenses	7,120,510	5,516,859
Depreciation and amortization	365,295	179,917

Income from operations	2,246,024	1,427,159
Interest expense	50,526	3,930,988
Interest income	90,846	—

Net income (loss) before provision for income taxes	2,286,344	(2,503,829)
Provision (benefit) for income taxes	963,295	(5,733,769)

Net income	$1,323,049	$3,229,940

Accretion of preferred stock	—	(121,200)

Net income applicable to common shares	$1,323,049	$3,108,740

Net income per common share:
Basic	$0.04	$0.57
Diluted	$0.04	$0.19
Weighted average number of common shares outstanding:
Basic	32,429,807	5,501,674
Diluted	34,019,774	16,973,160

May 13, 2008
ReSearch Pharmaceutical Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Three Months Ending March 31,
	2008	2007
	(unaudited)
Net income	$1,323,049	$3,229,940
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	365,295	95,875
Amortization of intangible assets	—	84,042
Amortization of debt discount	—	46,284
Interest charge related to put warrant liability	—	3,570,918
Stock-based compensation	130,215	17,697
Changes in operating assets and liabilities:
Accounts receivable	(5,527,716)	(486,706)
Income taxes payable/recoverable	452,000	(5,733,769)
Prepaid expenses and other current assets	(101,610)	(478,050)
Other assets	(356,116)	19,089
Accounts payable	(441,144)	(163,418)
Accrued expenses	(501,357)	162,569
Customer deposits	454,507	176,888
Deferred revenue	356,967	233,707
Other liabilities	22,841	—

Net cash (used in) provided by operating activities	(3,823,068)	775,066
Investing activities
Change in restricted cash	(454,507)	557,596
Purchase of property and equipment	(292,429)	(174,266)

Net cash (used in) provided by investing activities	(746,936)	383,330
Financing activities
Net borrowings (repayments) on lines of credit	—	(429,247)
Principal payments on capital lease obligations	(254,743)	(6,256)
Merger consideration, net of fees paid	(17,880)	—

Net cash used in financing activities	(272,623)	(435,503)
Effect of exchange rates on cash and cash equivalents	(44,847)	9,947

Net change in cash and cash equivalents	(4,887,475)	732,840
Cash and cash equivalents, beginning of period	11,060,255	197,024

Cash and cash equivalents, end of period	$6,172,780	$929,864

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$239,582	$360,070

Income taxes	$500,000	$22,246

Supplemental disclosures of noncash financing activities
Accretion of preferred stock dividends	$—	$121,200

Acquisition of fixed assets under capital leases	$800,261	$—

May 13, 2008
NOTES
The unaudited results contained herein reflect the operations of RPS only and do not contain any operating results for Cross Shore. Comparative results for 2007 reflect the results of Old RPS prior to its merger with Cross Shore.
The functional currency of RPS is U.S. dollars because that is the currency of the primary economic environment in which the company operates. These unaudited financial statements are presented in U.S. dollars.
The unaudited financial statements are presented in conformity with accounting principles generally accepted in the United States and have been prepared using the same accounting policies as set forth in the financial statements for the year ended December 31, 2007.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates”, “intends”, “plans”, “seeks”, “believes”, “estimates”, “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, financial condition, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including: our ability to identify liabilities associated with RPS; our ability to manage pricing and operational risks; our ability to manage foreign operations; changes in technology; and our ability to acquire or renew contracts. Any forward-looking statement made in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so by law or regulation.